EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-215223) of our report dated July 7, 2021, relating to the consolidated financial statements and schedule of Friedman Industries, Incorporated appearing in this Annual Report (Form 10-K) for the year ended March 31, 2021.

/s/ MOSS ADAMS LLP

Houston, Texas

July 7, 2021